18191 Von Karman Avenue Suite 300 Irvine, CA 92612 (949) 270-9200

July 1, 2014

Dear Stockholder:

As you may be aware by now, CMG Legacy Income Fund, LLC, CMG Income Fund II, LLC, CMG Legacy Growth Fund, LLC, CMG Acquisition Co., LLC and CMG Partners, LLC (collectively, the “Offerors”) initiated an unsolicited tender offer (the “Tender Offer”) to buy shares of common stock of Griffin-American Healthcare REIT II, Inc. (the “Company”). The Offerors are not affiliated with, and do not represent, the Company.

The Tender Offer is under consideration by the Company’s board of directors and management. On or before July 15, 2014, the Company will advise you of whether the Company recommends acceptance or rejection of the Tender Offer, expresses no opinion and remains neutral to the Tender Offer, or is unable to take a position with respect to the Tender Offer, and the reasons for that position or inability to take a position.

The Company requests that you defer making a determination whether to accept or reject such Tender Offer until you have been advised of the Company’s position regarding the Tender Offer.

Very truly yours,

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

By:    Jeffrey T. Hanson
Its:    Chief Executive Officer and Chairman